Exhibit 4.1

CORAUTUS GENETICS INC.

2002 STOCK PLAN

ARTICLE I

PURPOSE AND HISTORY OF THE PLAN

The purposes of the Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits awards of Incentive Stock Options, Nonqualified Stock Options and Restricted Stock. The Company intends that Incentive Stock Options granted under the Plan qualify as incentive stock options under Code §422. Nonqualified Stock Options are options that do not qualify as Incentive Stock Options and are subject to taxation under Code §83. Awards of Restricted Stock are subject to taxation under Code §83.

The Board of Directors of the Company originally adopted the Plan, which was then known as the GenStar Therapeutics Corporation 2002 Stock Plan, at its meeting on November 21, 2002, and the Plan was approved by the Company’s shareholders on February 4, 2003.

Effective as of April 11, 2003, the First Amendment to the Plan was adopted to reflect the change in the Company’s name from Genstar Therapeutics Corporation to Corautus Genetics Inc., and the Plan became known as the Corautus Genetics Inc. 2002 Stock Plan.

The Board of Directors of the Company approved this amendment and restatement of the Plan at its meeting on February 12, 2004, to become effective as of May 7, 2004, upon approval by the Company’s shareholders. Options granted under the Plan before the effective date of this restatement shall be governed by the terms of the Plan as in effect on the date of grant of such Options.

ARTICLE II

DEFINITIONS

Words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular. The headings in this Plan are for convenience of reference. Headings are not a part of the Plan and shall not be considered in the construction hereof.

Any reference in this Plan to a provision of law which is later revised, modified, finalized or redesignated, shall automatically be considered a reference to such revised, modified, finalized or redesignated provision of law. As used herein, the following definitions shall apply:

2.1 “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Article 5 of the Plan.

2.2 “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Restricted Stock are, or will be, granted under the Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” shall have the same definition as used for that term in the Service Provider’s employment agreement, and if none exists, then in the offer letter of employment or service to the Service Provider from the Company, if any. If the Service Provider does not have an employment agreement with or an offer letter from the Company, the term “Cause” means:

(a) the willful and continuous failure to substantially perform the Service Provider’s duties (other than as a result of injury or illness);

(b) any violation of any Federal or state law or regulation, the violation of which can reasonably be expected to expose the Company to criminal investigation or prosecution, material regulatory investigation, material financial loss and/or significant injury to its business reputation, or any breach of any written agreement with the Company or of any other written agreement the Company may designate, or conviction for a felony (including, without limitation, any nolo contendere plea), or any adjudication of a perpetration of a common law fraud;

(c) engagement in any activity that is in conflict of interest or competitive with the Company or its affiliates (other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied upon notice by the Company);

(d) engaging in any act of fraud or dishonesty against the Company or any of its affiliates or any material breach of federal or state securities or commodities laws or regulations;

(e) engaging in an act of assault or other acts of violence in the workplace; or

(f) harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment.

2.5 “Change in Control” means the occurrence of any of the following events:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(d) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Common Stock” means the $0.001 par value per share common stock of the Company.

2.8 “Company” means Corautus Genetics Inc., a Delaware corporation.

2.9 “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

2.10 “Director” means a member of the Board.

2.11 “Disability” means a Service Provider’s eligibility to receive long-term disability benefits under a plan sponsored by the Company or one of its Parents or Subsidiaries, or if no such plan is applicable, total and permanent disability as defined in Section 22(e)(3) of the Code.

2.12 “Employee” means any common law employee of the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The NASDAQ Stock Market or The Nasdaq SmallCap Market of The NASDAQ Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal (Eastern Edition) or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal (Eastern Edition) or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value on the date of determination shall be determined in good faith by the Administrator, based on its knowledge of all facts and circumstances, including but not limited to any recent sales or purchases of the Common Stock.

2.15 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

2.16 “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

2.17 “Option” means a stock option granted pursuant to the Plan.

2.18 “Option Agreement” means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

2.19 “Option Exchange Program” means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

2.20 “Optioned Stock” means the Common Stock subject to an Option or Restricted Stock grant.

2.21 “Optionee” means the holder of an outstanding Option granted under the Plan.

2.22 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

2.23 “Performance Measures” means any one or more of the criteria or measurements by which specific performance goals may be established and performance may be measured, as determined by the Administrator in its discretion. Performance Measures may include the following: (i) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest expense and taxes (“EBIT”); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) growth; (viii) return on shareholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on assets; (xxii) economic value added; (xxiii) industry indices; (xxiv) peer group performance; (xxv) regulatory ratings; (xxvi) asset quality; (xxvii) gross or net profit; (xxviii)

capital raising thresholds; (xxix) agency approval; (xxx) commencement, acceleration, close or certain milestones in connection with our clinical trials; (xxxi) trial results; or (xxxii) stock exchange requirements. Performance Measures may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Administrator determines. In addition, to the extent consistent with the requirements of Section 162 of the Code, the performance measures may be calculated without regard to extraordinary items.

2.24 “Plan” means this Corautus Genetics Inc. 2002 Stock Plan.

2.25 “Recipient” means the holder of an outstanding award of Restricted Stock under the Plan.

2.26 “Restricted Stock” means an award of Common Stock subject to such conditions, restrictions and contingencies as the Administrator determines, which may include the satisfaction of specified goals based on Performance Measures.

2.27 “Restricted Stock Agreement” means a written agreement signed and dated by the Administrator (or its designee) and a Recipient that specifies the terms and conditions of an award of Restricted Stock.

2.28 “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.29 “Service Provider” means an Employee, Director or Consultant.

2.30 “Share” means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

2.31 “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

ARTICLE III

STOCK SUBJECT TO THE PLAN

3.1 Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is:

(a) 3,500,000 Shares, plus

(b) any Shares which were reserved but not issued under the Company’s Urogen Corp. 1999 Stock Plan (the “1999 Plan”), the Company’s Urogen Corp. 1995 Stock Plan (the “1995

Plan”) and the Company’s Urogen Corp. 1995 Director Option Plan (the “1995 Director Plan”) as of February 4, 2003, plus

(c) any Shares returned to the 1999 Plan, the 1995 Plan and the 1995 Director Plan as a result of termination, cancellation or expiration of options issued under the 1999 Plan, the 1995 Plan and the 1995 Director Plan, plus

(d) an annual increase to be added on the first day of the Company’s fiscal year beginning in 2005, equal to the lesser of (i) 300,000 shares, (ii) 2% of the outstanding shares on such date, or (iii) if formal action is taken by the Board prior to such date, a lesser amount determined by the Board.

The Shares may be authorized, but unissued, or reacquired Common Stock. In addition, the number of shares of Common Stock subject to option grants made under the Plan which are forfeited, canceled or expired without the issuance of Common Stock, shall again be available for issuance under new Options or awards of Restricted Stock made under the Plan; provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or grant of Restricted Stock, shall not be returned to the Plan and shall not become available for future distribution under the Plan.

ARTICLE IV

TERM OF PLAN

The Plan became effective upon its initial adoption by the Board on November 21, 2002. It shall continue in effect for a term of ten (10) years unless terminated earlier under Article XI of the Plan.

ARTICLE V

ADMINISTRATION OF THE PLAN.

5.1 Procedure. The Board shall appoint the Administrator from among its members to serve at the pleasure of the Board; provided, if at any time no such Administrator is appointed, the Board shall serve as the Administrator. The Board from time to time may remove members from, or add members to, the Administrator and shall fill all vacancies thereon.

(a) Outside Directors for Section 162(m) Purposes. No Director serving on the Administrator may be a current or former employee of the Company, its Parent or Subsidiary receiving compensation for current or prior services (other than benefits under a tax-qualified retirement plan) during each taxable year during which the Director serves on the Administrator. Furthermore, no Director serving on the Administrator shall be a current or former officer of the Company, its Parent or Subsidiary or shall be receiving direct or indirect remuneration from such a corporation in any capacity other than as a Director. The requirements of this subsection are intended to comply with the “outside director” requirements of Treas. Reg. §1.162-27(e)(3) or any successor regulation and shall be interpreted and construed in a manner which assures compliance with the “outside director” requirement of Section 162(m)(4)(C)(i) of the Code. To the extent Code Section 162(m) or the regulations issued thereunder are modified to reduce or increase the restrictions on who may serve on the Administrator, the Plan shall be deemed modified in a similar manner.

(b) Nonemployee Directors for Rule 16b-3 Purposes. No Director serving on the Administrator may (i) be a current officer or employee of the Company, its Parent or Subsidiary, (ii) receive direct or indirect compensation from the Company, its Parent or Subsidiary for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Rule 404(a) under the Exchange Act, (iii) does not possess an interest in any other transaction for which disclosure would be required pursuant to Rule 404(a) under the Exchange Act; and (iv) is not engaged in a business relationship for which disclosure would be required under Rule 404(a) under the Exchange Act. The requirements of this subsection are intended to comply with Rule 16b-3 or any successor rule or regulation, and shall be interpreted and construed in a manner which assures compliance with said Rule. To the extent Rule 16b-3 is modified to reduce or increase the restrictions on who may serve on the Administrator, the Plan shall be deemed modified in a similar manner.

5.2 Powers of the Administrator. Subject to the provisions of the Plan, the Administrator shall have the authority, in its discretion:

(a) to determine the Fair Market Value of the Common Stock

(b) to select the Service Providers to whom Options and Restricted Stock may be granted hereunder;

(c) to determine the number of shares of Common Stock to be covered by each Option and award of Restricted Stock granted hereunder;

(d) to approve forms of agreement for use under the Plan;

(e) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option or award of Restricted Stock granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Restricted Stock or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(f) to establish, approve and evaluate specific performance goals based on Performance Measures for grants of Options and/or Restricted Stock;

(g) to institute an Option Exchange Program;

(h) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(i) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(j) to modify or amend each Option or Restricted Stock award (subject to Section 14(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(k) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or vesting of Restricted Stock that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(l) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Restricted Stock previously granted by the Administrator;

(m) to make all other determinations deemed necessary or advisable for administering the Plan.

5.3 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and Recipients and any other holders of Options or Restricted Stock.

5.4 Awards of Performance-Based Compensation. At its discretion, the Administrator may make grants of Options and/or awards of Restricted Stock under the Plan that are intended to comply with the “performance-based” compensation provisions of Code Section 162(m). Under any such grants or awards, the number of shares becoming exercisable under an Option or transferable under an award of Restricted Stock may be determined based on the attainment of written performance goals approved by the Administrator for a specified performance period. The performance goal shall state, in terms of an objective formula or standard, the method of computing the amount of the Optioned Shares or the Restricted Stock that becomes exercisable or vested to the Optionee or Recipient if the goal is attained. The performance goals must be established by the Administrator in writing no more than 90 days after the commencement of the performance period or, if less, the number of days that is equal to 25% of the relevant performance period. Performance goals shall be based on one or more Performance Measures. To the degree consistent with Code Section 162(m), the performance goals may be calculated without regard to extraordinary items.

ARTICLE VI

OPTIONS

6.1 Nonstatutory Stock Options may be granted to any Service Provider. Incentive Stock Options may be granted only to Employees. When the Administrator grants an Option hereunder, it shall prepare (or cause to be prepared) an Option Agreement that specifies the following terms:

(a) the name of the Optionee;

(b) the total number of Shares to which the Option pertains;

(c) the exercise price of the Option;

(d) the date as of which the Administrator granted the Option;

(e) the type of Option granted (Incentive Stock Option or a Nonstatutory Stock Option);

(f) the requirements for the Option to become exercisable, such as continuous service, time-based schedule, period and goals based on Performance Measures to be satisfied, etc., which shall include, if applicable:

(1) the period over which performance is to be measured, if any, which may be of a short-term or long-term duration;

(2) the specific goals based on Performance Measures upon satisfaction of which the Option is to become exercisable, if any;

(3) the specific dates as of which Performance Measures, if any, are to be measured; and

(g) the term of the Option.

6.2 Date of Grant. The date of grant of an Option shall be, for all purposes, the date on which the Administrator formally takes action granting such Option, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

6.3 Limitations.

(a) Notwithstanding designation of an Option as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b) The following limitations shall apply to grants of Options:

(1) Except as provided in subsection (ii) below, no Service Provider shall be granted, in any calendar year beginning with the 2004 year, Options to purchase more than 600,000 Shares.

(2) In connection with his or her initial service, effective beginning in 2004, a Service Provider may be granted a maximum of Options to purchase up to 1,000,000 Shares, which shall not count against the limit set forth in subsection (1) above.

(3) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Article VIII.

(4) If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Article VIII), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

6.4 Transferability of Options. Unless determined otherwise in writing by the Administrator, no Option may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and Options may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option transferable, such Option shall contain such additional terms and conditions as the Administrator deems appropriate.

6.5 Agreement. Each Option shall be evidenced by an Option Agreement signed by the Optionee signed by the Recipient. Failure of a Service Provider to execute an Option Agreement or Restricted Stock Agreement within 90 days of receipt of such agreement from the Company shall render the Option null and void ab initio.

6.6 Term of Option and Termination of Employment or Service.

(a) Term. The term of each Option shall be determined by the Administrator and stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall not exceed ten (10) years from the date of grant or five (5) years from the date of grant in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

(b) Termination as Service Provider in General. If an Optionee ceases to be a Service Provider, other than due to the Optionee’s death or Disability or for Cause, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is exercisable on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination other than due to Cause, death or Disability. If, after termination, the Optionee does not exercise the exercisable portion of his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is exercisable on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, after termination, the Optionee does not exercise the exercisable portion of his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised following the Optionee’s death within such period of time as is specified in the Option Agreement to the extent that the Option is exercisable on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Optionee’s designated beneficiary, provided such beneficiary has been designated prior to Optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Optionee, then such Option may be exercised by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following Optionee’s death. If the exercisable portion of the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e) Cause. Unless otherwise provided in the Option Agreement, upon an Optionee’s termination as a Service Provider for Cause, any outstanding Options, exercisable and unexercisable, shall terminate immediately as of the date of termination.

6.7 Conversion of ISO to NQSO. To the extent that all or part of an Incentive Stock Option is not exercised within the legal period for Incentive Stock Option tax treatment under code Section 422, the Incentive Stock Option shall automatically convert to an Nonqualified Stock Option for the remainder of the exercise period. In the event of any dispute, the Administrator shall have sole authority and discretion regarding determinations related to termination of as a Service Provider, and the Administrator’s determination shall be final and binding.

6.8 Option Exercise Price, Exercisability and Consideration.

(a) Exercise Price. Unless otherwise determined by the Administrator, and subject to (i) and (ii) below, the per Share exercise price of each Option shall be 100% of the Fair Market Value of a share of Common Stock on the date of grant.

(1) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

6.9 Exercisability of Options. At the time an Option is granted, the Administrator shall establish the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. Unless the Administrator specifies otherwise in the Option Agreement, each Stock Option shall become exercisable with respect to 25% of the Optioned Shares on each of the first, second, third and fourth anniversaries of the date of grant of the Option. If the Optionee ceases to be a Service Provider of the Company and its Parents and Subsidiaries, his or her rights with regard to all then unexercisable Options shall cease immediately. The Administrator may impose any other conditions, restrictions and contingencies on awards of Options. Such conditions, restrictions and contingencies may include a requirement of continuous service and/or the satisfaction of specified goals based on Performance Measures. The Administrator may designate a single Performance Measure or multiple Performance Measures as criteria for performance goals.

6.10 Accelerated Exercisability. The Administrator shall always have the right to accelerate the exercisability of any Option awarded under this Plan. The Administrator may elect, in its sole discretion, to waive any or all restrictions with respect to all or any portion of an Option at any time, provided that any such modification of the terms and conditions of an Option shall be subject to the provisions of Section 9.3 of the Plan (implemented as if it applied to modifications of an outstanding Option).

6.11 Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

(a) cash;

(b) check;

(c) other Shares which, in the case of Shares acquired directly or indirectly from the Company, (i) have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(d) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(e) any combination of the foregoing methods of payment; or

(f) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

6.12 Exercise of Option.

(a) Procedure for Exercise. Any Option granted hereunder shall be exercisable according to the terms of the Plan in accordance with procedures determined by the Administrator. Unless the Administrator specifies otherwise in the Option Agreement, an Optionee may exercise an Option for less than the full number of Shares subject to the Option. However, such exercise may not be made for less than 100 Shares or the total remaining Shares subject to the Option. The Administrator may in its discretion specify other Option terms, including restrictions on frequency of exercise and periods during which Options may not be exercised. An Option may not be exercised for a fraction of a Share.

(b) Payment of Exercise Price. An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, (ii) full payment for the Shares with respect to which the Option is exercised as provided in Section 6.11 of the Plan, and (iii) satisfaction of the conditions under Article X of the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Subject to the conditions of Article X of the Plan, the Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.13 Rights as a Stockholder. Until the Shares are issued (as evidenced by the appropriate entry on the stock ownership records of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article VIII of the Plan.

ARTICLE VII

RESTRICTED STOCK

7.1 Eligibility and Grant. Restricted Stock may be granted to Service Providers. When the Administrator awards Restricted Stock under the Plan, it shall prepare (or cause to be prepared) a Restricted Stock Agreement that specifies the following terms:

(a) the name of the Recipient;

(b) the total number of shares of Common Stock to which the award of Restricted Stock pertains;

(c) a description of any restrictions applicable to the Restricted Stock;

(d) the manner in which the Restricted Stock will become nonforfeitable and transferable (and other restrictions lapse, if applicable), such as continuous service, time-based schedule, period and goals based on Performance Measures to be satisfied, etc., and which shall include, if applicable:

(1) the period over which performance is to be measured for vesting purposes, if any, which may be of a short-term or long-term duration;

(2) the specific goals based on Performance Measures upon satisfaction of which the Restricted Stock is to become vested and nonforfeitable, if any; and

(3) the specific dates as of which Performance Measures, if any, are to be measured;

(e) whether the awarded Restricted Stock is eligible for dividend credit (as provided in Section 7.10 below); and

(f) the date as of which the Administrator awarded the Restricted Stock.

7.2 Date of Grant. The date of grant of an award of Restricted Stock shall be, for all purposes, the date on which the Administrator formally takes action granting such Restricted Stock, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Recipient within a reasonable time after the date of such grant.

7.3 Maximum Number of Shares for Restricted Stock Awards. Subject to readjustment pursuant to Article VIII of the Plan, unless increased by amendment to the Plan and approved by the shareholders of the Company:

(a) except as provided in subsection (b)(ii) below, no Service Provider shall be granted, in any calendar year beginning with the 2004 calendar year, more than 600,000 shares of Restricted Stock; and

(b) in connection with his or her initial service, effective beginning in 2004, a Service Provider may be granted up to an additional 1,000,000 shares of Restricted Stock, which shall not count against the limit in subsection (b)(i) above.

7.4 Vesting of Restricted Stock. Unless the Administrator specifies in the Restricted Stock Agreement that an alternative vesting schedule shall apply, that other vesting requirements shall apply or that no vesting requirements shall apply, an award of Restricted Stock shall become 100% vested and nonforfeitable on the fifth (5th) anniversary of the date of grant if the Recipient is a Service Provider on that date, and before the fifth (5th) anniversary of the date of grant, no portion of the Restricted Stock shall be vested.

7.5 Other Requirements. The Administrator may impose any other conditions, restrictions and contingencies on awards of Restricted Stock. Such conditions, restrictions and contingencies may include a requirement of continuous service and/or the satisfaction of specified Performance Measures. The Administrator may designate a single Performance Measure criterion or multiple Performance Measure criteria for performance goal purposes. The Administrator may determine, in accordance with Section 5.4 of the Plan, whether such vesting requirements will conform with the requirements applicable to performance-based compensation under Code Section

162(m). The Restricted Stock Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

7.6 Accelerated Vesting. The Administrator shall always have the right to accelerate vesting of any Restricted Stock awarded under this Plan. The Administrator may elect, in its sole discretion, to waive any or all restrictions with respect to all or any portion of an award of Restricted Stock at any time.

7.7 Termination of Employment or Service. Unless the Administrator decides otherwise, except as provided in subsection (e) above, all shares of Restricted Stock that remain subject to restriction upon the Recipient’s termination of employment or service for any reason shall be forfeited by the Recipient.

7.8 Delivery of Restricted Stock.

(a) Issuance.

(1) Performance-Based Awards. When the Administrator awards Restricted Stock hereunder, to the extent that such Restricted Stock becomes vested and nonforfeitable only upon the satisfaction of specified goals based on Performance Measures as specified by the Administrator, the Company shall establish a bookkeeping account for the Recipient that shall accurately reflect the number of shares of Restricted Stock subject to the award. Subject to Article X below, upon vesting, such shares of Restricted Stock shall be converted into Common Stock and the Common Stock shall be issued to the Recipient. Any fractional share that becomes vested shall be rounded down to the nearest whole share.

(2) Other Awards. Subject to Article X below, in the case of Restricted Stock that does not require the satisfaction of specified goals based on Performance Measures as a condition of vesting, the Company shall issue the shares of Restricted Stock within a reasonable period of time after execution of the Restricted Stock Agreement. As long as any restrictions apply to the Restricted Stock, the shares of Restricted Stock may, in the Administrator’s discretion, be held by the Administrator in uncertificated form in a restricted account.

(3) Notwithstanding subsections (1) and (2) above, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the Securities Act of 1933, as amended, and causing such registration statement to become effective) with respect to such shares before the issuance thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action.

(b) Legend. Unless the certificate representing shares of the Restricted Stock is deposited with a custodian (as described in subparagraph (iii) hereof), each certificate shall bear the following legend (in addition to any other legend required by law):

“The transferability of this certificate and the shares represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in Corautus Genetics Inc. 2002 Stock Plan and a Restricted Stock Agreement dated                     ,     , between                              and Corautus Genetics Inc. The Plan and the

Restriction Agreement are on file in the office of the Vice President of Finance & Administration of Corautus Genetics Inc.”

Such legend shall be removed or canceled from any certificate evidencing shares of Restricted Stock as of the date that such shares become nonforfeitable.

(c) As an alternative to delivering a stock certificate to the Recipient, the Administrator may deposit or transfer such shares electronically to a custodian designated by the Administrator. The Administrator shall cause the custodian to issue a receipt for the shares to the Recipient for any Restricted Stock so deposited. The custodian shall hold the shares and deliver the same to the Recipient in whose name the Restricted Stock evidenced thereby are registered only after such shares become nonforfeitable.

7.9 Rights as a Stockholder. Subject toArticle X of this Plan, upon issuance of the shares of the Restricted Stock, the Recipient shall have immediate rights of ownership in the shares of Restricted Stock, including the right to vote the shares and the right to receive dividends with respect to the shares, notwithstanding any outstanding restrictions on the Restricted Stock.

7.10 Dividend Equivalents. If provided by the Administrator in the Restricted Stock Agreement with respect to Restricted Stock that is recorded in a bookkeeping account as provided in Section 7.8(a)(1) above, , on each date on which a dividend is distributed by the Company on shares of Common Stock (whether paid in cash, Common Stock or other property), the Recipient’s Restricted Stock bookkeeping account shall be credited with an additional whole or fractional number of shares of Restricted Stock. The number of additional shares of Restricted Stock to be credited shall be determined by dividing the product of the dividend value times the number of shares of Restricted Stock standing in the Recipient’s account on the dividend record date by the Fair Market Value of the Common Stock on the date of the distribution of the dividend (i.e., dividend amount x number of whole and fractional Restricted Stock as of the dividend record date / Fair Market Value of Common Stock as of dividend distribution date). Accounts shall be maintained and determinations shall be calculated to three decimal places.

ARTICLE VIII

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, MERGER OR CHANGE IN

CONTROL.

8.1 Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options or Restricted Stock have yet been granted or which have been returned to the Plan upon cancellation, termination, forfeiture or expiration of an Option, the number of Shares that may be added annually to the Plan pursuant to Section 3.1(d), and the number of shares of Common Stock as well as the price per share (if applicable) of Common Stock covered by each such outstanding Option or Restricted Stock award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. The number of shares available under the Plan or the number of shares of Common Stock subject to any outstanding awards shall be the next lower whole number of shares, so that fractions are rounded downward. The exercise price of outstanding options shall be rounded up to the nearest penny. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Restricted Stock award.

8.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or issued pursuant to a Restricted Stock grant shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. Unvested Restricted Stock and unexercised Options will terminate immediately prior to the consummation of such proposed action.

8.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Option and Restricted Stock award shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Restricted Stock award, the Optionee or Recipient shall fully vest in such Restricted Stock and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

For the purposes of this Section 8.3, the Option or Restricted Stock award shall be considered assumed if, following the merger or Change in Control, the option or award confers the right to purchase or receive, for each Share of Restricted Stock upon vesting or each Share of Optioned Stock subject to the Option immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or vesting of Restricted Stock, for each Share subject to the Option or Restricted Stock, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

8.4 March, 2003 Reverse Stock Split. The numbers of shares in Article III, Section 6.3(c) and Section 7.3 of the Plan have been determined after and reflect the 1-for-7 reverse stock split that became effective March 10, 2003, with respect to the Common Stock.

ARTICLE IX

AMENDMENT AND TERMINATION OF THE PLAN.

9.1 Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

9.2 Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. In particular, the Company shall obtain stockholder approval of any Plan amendment which (i) increases the number of Shares available for issuance under the Plan, (ii) modifies the provisions regarding who is eligible to receive grants under the Plan, or (iii) materially revises the Plan.

9.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee with respect to outstanding grants, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination. The Administrator may amend any Option Agreement or Restricted Stock Agreement that it previously has authorized under the Plan if the amended agreement is signed by the Company and the applicable Optionee or Recipient, except that an existing Option Agreement may not be amended to lower the exercise price of the Option.

ARTICLE X

CONDITIONS UPON ISSUANCE OF SHARES.

10.1 Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or upon grant of Restricted Stock unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

10.2 Investment Representations. As a condition to the exercise of an Option or issuance of Restricted Stock, the Company may require the person exercising such Option or receiving Restricted Stock to represent and warrant at the time of any such exercise that the Shares are being purchased (or acquired, as applicable) only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

10.3 Tax Withholding. Upon a taxable transaction under the Plan, the Optionee or Recipient, as applicable, must pay to the Company an amount necessary to cover the minimum required income tax and other withholdings before the Company shall issue Common Stock under the Plan. The Participant may satisfy the withholding requirements by any one or combination of the following methods as permitted by the Company in its discretion:

(a) payment in cash;

(b) withholding from the Participant’s regular pay within the same calendar year for which the tax is due; or

(c) any other arrangement acceptable to the Company in its sole discretion.

ARTICLE XI

MISCELLANEOUS

11.1 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

11.2 Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

11.3 Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is amended and restated. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

11.4 No Employment or Service Rights. Neither the Plan nor any Option or Restricted Stock grant shall confer upon an Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause.

11.5 Governing Law. The Plan is governed by and shall be construed in accordance with the laws of the State of Georgia.

APPROVED BY THE BOARD AT ITS MEETING ON FEBRUARY 12, 2004